AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENTS

(the “Agreements”)

Between

Each of the T. Rowe Price Funds (each a “Fund” and collectively “the Funds”)

set forth on Schedule A hereto, severally and not jointly

and

T. ROWE PRICE ASSOCIATES, INC. (“U.S. Manager”) or

T. ROWE PRICE INTERNATIONAL, INC. (“International Manager”),

as the case may be (collectively “the Managers”)

 This is an Amendment to each of the Agreements, effective as of the 14th day of November, 2006, by and between each of the Funds, separately and not jointly, and the U.S. Manager or International Manager, as the case may be.

W I T N E S S E T H:

 WHEREAS, as set forth in each Agreement, the Managers receive an annual investment management fee from the Fund (“Fee”);

 WHEREAS, as set forth in each Agreement, the Manager is responsible for paying all of the expenses of the Fund except for interest, taxes, brokerage commissions, directors’ fees and expenses, and nonrecurring and extraordinary expenses;

 WHEREAS, by Consent of Directors dated November 14, 2006, the Directors of the Funds determined that it would be in the best interests of the Funds and their shareholders to require the Managers to be responsible for the fees and expenses of the Funds’ directors rather than have such fees and expenses be the responsibility of the Funds;

 WHEREAS, the Managers and the Funds desire to continue each Agreement on the same terms and conditions other than as described immediately above and below;

 NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

 1. Subparagraph (4) of Paragraph 2 of each Agreement is removed as indicated and Subparagraph (5) is renumbered as Subparagraph (4) as follows:

 2. Allocation of Expenses.

  The Manager shall pay all of the Corporation expenses, on behalf of the Fund, with the following exceptions:

  (1) Interest. Interest;

  (2) Taxes. All taxes or governmental fees payable by or with respect of the Fund to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes;

  (3) Brokerage Commissions. All brokers’ commissions and other charges incident to the purchase, sale, or lending of the Fund’s portfolio securities; and

  (4) Nonrecurring and Extraordinary Expenses. Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Fund is a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its officers, directors, and agents.

 2. All other terms and conditions of each Agreement remain in full force and effect until April 30, 2007, unless terminated on an earlier date pursuant the applicable provisions of the Agreements.

 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

Attest:	T. ROWE PRICE ASSOCIATES, INC.
/s/Barbara A. Van Horn ______________________________ Barbara A. Van Horn, Secretary	/s/David Oestreicher By: ______________________________ David Oestreicher, Vice President

Attest:	T. ROWE PRICE INTERNATIONAL, INC.
/s/Barbara A. Van Horn ______________________________ Barbara A. Van Horn, Secretary	/s/David Oestreicher By: ______________________________ David Oestreicher, Vice President

Schedule A

T. ROWE PRICE INDEX TRUST, INC.

on behalf of T. Rowe Price Extended Equity Market Index Fund and

T. Rowe Price Total Equity Market Index Fund

T. ROWE PRICE INSTITUTIONAL INCOME FUNDS, INC.

T. ROWE PRICE INSTITUTIONAL INTERNATIONAL FUNDS, INC.

on behalf of T. Rowe Price Institutional Emerging Markets Bond Fund and

T. Rowe Price Institutional Emerging Markets Equity Fund

T. ROWE PRICE INTERNATIONAL INDEX FUND, INC.

T. ROWE PRICE SHORT-TERM INCOME FUND, INC.

T. ROWE PRICE SUMMIT FUNDS, INC.

T. ROWE PRICE SUMMIT MUNICIPAL FUNDS, INC.

T. ROWE PRICE U.S. BOND INDEX FUND, INC.

MgAgmt Single Fee Amend.doc